Exhibit 99.2

January 25, 2017

Fellow Shareholders,

For Farmers National Bank, 2016 was a year that proved to be one for the record books. While much of 2015 was focused on expanding the bank — both physically and in assets — 2016 saw the bank use that growth to propel its performance in the marketplace. From our ranking on The NASDAQ Bank Index, which saw Farmers coming in at number 32 out of 348 banks, to a record year for net income at the bank, Farmers now enters a new year poised for even greater success.

Proven Acquirer

Acquisitions have been an important component of Farmers’ recent growth strategy. Farmers has built a strong team of executives with the experience and know-how to successfully identify, close, and integrate acquisitions. Over the past 24 months, we have acquired two community banks, National Bancshares and Tri-State 1st Banc, and an insurance agency, The Bowers Group. I am pleased to report the financial and operating benefits of these acquisitions exceeded our initial expectations.

Over the past year, we have focused on successfully integrating these operations into our business and digesting the rapid expansion these acquisitions created. We continue to look for attractive opportunities in our markets, but remain focused and patient in our approach.

Creating Shareholder Value by Executing our Growth-Oriented Business Plan

I am extremely proud to share that for 2016 our stock price was up 68%, which is our best annual performance over the past 10 years. By the end of the year, Farmers’ stock price increased 413% since the end of 2008, when the country was in the midst of the Great Recession. The 68% increase in our stock price during 2016 translated into a 66% increase in our market capitalization, which helped qualify Farmers to enter the Russell 2000® Index on June 27, 2016. Inclusion in the Russell 2000® further increases our exposure to investors and the financial community and represents another important milestone. As a result, Farmers, is now a member of 55 indices according to Bloomberg Financial, which helps improve our liquidity and access to passive investment funds like ETFs.

We remain well positioned to grow and create value for all our stakeholders, as our commitment to provide innovative solutions for our customers, associates, shareholders, and local communities continues.

Record Earnings

We are happy to report a record year in net income, which has been achieved through our successful integration of recent mergers, 10% organic loan growth, and continued focus on increasing noninterest income and careful management of noninterest expenses.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Net income for 2016 was $20.557 million or $0.76 per diluted share, which is 155% higher than 2015 net income of $8.1 million or $0.36 per diluted share. We are pleased with these record financial results and look forward to the opportunity for continued growth.

Loan Growth

We are pleased with our ability to maintain robust levels of growth in our loan portfolio throughout 2016, while continuing to adhere to our conservative credit principles.

In 2016 Farmers grew all loans by over 10% while at the same time benefitting from a decrease in past due loans as a percentage of total loans and a decline in non-performing loans as a percentage of past due loans.

Over the past two years, we have achieved significant organic growth in a variety of loan types, including commercial and commercial real estate, residential real estate, agricultural and farmland and indirect, as well as our Small Business Express program which allows commercial borrowers to receive a decision and closing the same day as application.

Mortgage banking activities continued to expand in 2016 and remains a significant component of noninterest income. Farmers opened a loan production office led by a long time mortgage industry leader in Beaver County PA with plans to add a commercial lender there in 2017. The mortgage department added experienced lenders in Stark County as well as Jefferson County while rolling out a new mobile app which allows borrowers to submit their information.

Farmers has been able to maintain the momentum we have built over the past few years. The growth in the portfolio reflects our commitment to community banking values as we meet the financing needs of our customers throughout our market area. We are optimistic for loan demand in 2017 as our loan pipeline remains elevated at the end of the year.

With all the achievements that marked this record setting year for Farmers, the bank is looking toward the future with a keen eye on the path that has led to so much of its success. We know that if we remain committed to our core mission as a community-focused bank, follow through on our growth-oriented business plan and continue to support the small businesses in our community, then we can continue to achieve this kind of success.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com